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            EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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                                                        Three Months Ended                    Six Months Ended
                                                              June 30                             June 30
(in thousands, except per share data)                   1997          1996                   1997          1996
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Primary:
--------


Average shares outstanding                              9,028         8,851                  9,011           8,826

Net effect of dilutive stock options
  based on the treasury stock method
  using the average market price                          317           356                    326             349
                                                      --------      --------               --------        --------

              Total Shares Outstanding                  9,345         9,207                  9,337           9,175
                                                        =====         =====                  =====           =====

Net Income                                         $    6,805     $   5,605            $    13,320     $    10,910
                                                        =====          ====                 ======          ======

Net Income Per Share                               $     0.73     $    0.61            $      1.43     $      1.19
                                                         ====          ====                   ====            ====



Fully Diluted:
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Average shares outstanding                              9,028         8,851                  9,011           8,826

Net effect of dilutive stock options based
  on the treasury stock method using the
  average market price or quarter end price,
  whichever is greater                                    349           361                    349             361
                                                      --------      --------               --------        --------

                     Total Shares Outstanding           9,377         9,212                  9,360           9,187
                                                        =====         =====                  =====           =====


Net Income                                         $    6,805     $   5,605            $    13,320      $   10,910
                                                        =====         =====                 ======          ======


Net Income Per Share                               $     0.73     $    0.61            $      1.42      $     1.19
                                                         ====          ====                   ====            ====
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